As filed with the Securities and Exchange Commission on May 26, 2020.
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ACM RESEARCH, INC.
(Exact name of registrant as specified in its charter)
Delaware	3559	94-3290283
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
42307 Osgood Road, Suite I
Fremont, California 94538
(510) 445-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David H. Wang
Chief Executive Officer and President
ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California 94538
Telephone: (510) 445-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Mark L. Johnson
Hillary Pellerin O'Rourke
K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111
Telephone: (617) 261-3100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☒
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, $0.0001 par value per share	1,324,673	$53.82	$71,293,900.86	$9,253.95
(1)	Consists of shares of Class A common stock issuable upon the exercise of outstanding stock options that were granted outside of any equity incentive plan.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices reported for the registrant’s Class A common stock on May 22, 2020.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
This Registration Statement on Form S-1 of ACM Research, Inc. is being filed solely for the purpose of registering certain shares of Class A common stock issuable upon the exercise of outstanding stock options that were granted outside of any equity incentive plan of ACM Research, Inc.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated May 26, 2020.
PROSPECTUS
1,324,673 Shares

Class A Common Stock
We may sell up to a total of 1,324,673 shares of Class A common stock from time to time upon exercise of stock options, which we refer to as the Options, that were granted between May 2011 and September 2015 outside of any equity incentive plan.
Class A common stock is listed on the Nasdaq Global Market under the symbol “ACMR.” On May 22, 2020, the last reported sale price of Class A common stock on the Nasdaq Global Market was $52.87 per share.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements.
Investing in Class A common stock involves risks. See “Risk Factors” on page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2020.

References in this prospectus to “our company,” “our,” “us,” “we” and similar terms refer to ACM Research, Inc. (including its predecessor prior to its redomestication from California to Delaware in November 2016) and not, unless the context otherwise requires, subsidiaries of ACM Research, Inc.
Our logo design is one of our trademarks. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. For convenience, our logo appears in this prospectus without the ™ symbol, but those uses are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to this trademark.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. Before purchasing any securities, you should carefully read this prospectus, and any applicable free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, documents that are incorporated by reference into this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics, estimates and projections that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
The information contained in this prospectus includes information incorporated by reference from our filings with the SEC listed under “Where You Can Find More Information” below. Any reference in this prospectus to information that is “contained,” “referred to” or “included” in this prospectus, or any similar expression, includes not only the information expressly set forth in this prospectus but also the information incorporated by reference in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and Class A common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.
We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.
Our website address is www.acmrcsh.com. The information contained in, or accessible through, our website, however, is not, and should not be deemed to be, a part of, or incorporated into, this prospectus. We have included our website address as an inactive textual reference only.

Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 24, 2020;
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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020; and
•	our Current Reports on Form 8-K filed with the SEC on March 27, 2020 and May 13, 2020.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following:
ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California
(510) 445-3700
Attention: Investor Relations
Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

ABOUT OUR COMPANY
We develop, manufacture and sell single-wafer wet cleaning equipment used to improve the manufacturing process and yield for advanced integrated chips.
We incorporated in California in January 1998 and redomesticated in Delaware in November 2016. Our headquarters are located at 42307 Osgood Road, Suite I, Fremont, California 94539, where our telephone number is (510) 445-3700.
RISK FACTORS
Investment in Class A common stock involves risks. Before acquiring any shares of Class A common stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed by us, and all other information contained or incorporated by reference into this prospectus, as updated by our filings under the Exchange Act, and the risk factors and other information contained in this prospectus and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in our securities.
USE OF PROCEEDS
Upon exercise of the Options, we will receive the aggregate exercise price of the Options exercised. We intend to use the net proceeds from the exercise of the Options for working capital and other general corporate purposes. We will not receive any of the proceeds from the resale of any shares of Class A common stock issued upon exercise of the Options.
MARKET PRICE OF CLASS A COMMON STOCK
Class A common stock has traded under the symbol “ACMR” on the Nasdaq Global Market since November 3, 2017. Prior to that date, there was no public market for Class A common stock.
As of May 22, 2020, the last reported sale price of the Class A common stock as reported on the Nasdaq Global Market was $52.87 per share. As of May 15, 2020, there were 86 holders of record of our common stock, of which 66 were holders of record of Class A common stock and 28 were holders of record of Class B common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends on Class A and Class B common stock is subject to the discretion of the board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that the board may deem relevant.
Our ability to pay dividends on Class A and Class B common stock depends significantly on our receiving distributions of funds from our subsidiaries in the People’s Republic of China, or the PRC, including ACM Research (Shanghai), Inc. PRC statutory laws and regulations permit payments of dividends by those subsidiaries only out of their retained earnings, which are determined in accordance with PRC accounting standards and regulations that differ from U.S. generally accepted accounting principles. The PRC regulations and our subsidiaries’ articles of association require annual appropriations of 10% of net after-tax profits to be set aside, prior to payment of dividends, as a reserve or surplus fund, which restricts our subsidiaries’ ability to transfer a portion of their net assets to us. In addition, our subsidiaries’ short-term bank loans restrict their ability to pay dividends to us.

DESCRIPTION OF CAPITAL STOCK
General
As of May 15, 2020, our authorized capital stock consisted of 50,000,000 shares of Class A common stock, $0.0001 par value per share, 2,409,738 shares of Class B common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Class A common stock and Class B common stock are referred to collectively as common stock.
The following summary describes our capital stock, including material provisions of our charter, our bylaws and Delaware law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Outstanding Shares and Options
As of May 15, 2020, there were:
•	16,094,665 shares of Class A common stock outstanding, held of record by 66 stockholders;
•	4,136,198 shares of Class A common stock issuable upon exercise of outstanding stock options; and
•	1,852,608 shares of Class B common stock outstanding, held of record by 28 stockholders.
Authorized but unissued shares of Class B common stock are not available for reissuance. The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.
Voting Rights
Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, holders of Class B common stock are entitled to 20 votes per share and holders of Class A common stock are entitled to one vote per share. The holders of Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
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if we were to seek to amend our charter to increase the authorized number of shares of a class of stock, or to increase or decrease the per share par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment;

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if we were to seek to amend our charter in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment; and

•	if we were to seek to declare a dividend or distribution that would be disparate as between the two classes.
Stockholders do not have the ability to cumulate votes for the election of directors. Our charter and bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms, when the outstanding shares of Class B common stock represent less than a majority of the combined voting power of the common stock. Our directors will be assigned by the then-current board to a class when the outstanding shares of Class B common stock represent less than a majority of the combined voting power of the common stock.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The holders of Class A common stock and Class B common stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. At present, we have no plans to issue dividends.

Liquidation
In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Conversion
Each outstanding share of Class B common stock is convertible into one share of Class A common stock (a) at any time, at the option of the holder, or (b) upon any transfer of such share of Class B common stock, whether or not for value, except for certain transfers described in our charter, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. In addition, on or after the date of this prospectus, all outstanding shares of Class B common stock will convert automatically into shares of Class A common stock, on a one for one basis, upon (a) the election of the holders of a majority of the then outstanding shares of Class B common stock or (b) on the first December 31 that occurs more than five years after the date of this prospectus if the October Market Cap with respect to the month of October immediately preceding such December 31 exceeds $1.0 billion, provided that the conversion provided by this clause (b) shall not apply and no automatic conversion of Class B common stock into Class A common stock will ever occur pursuant to this clause (b) if the October Market Cap for the month of October immediately preceding a December 31 exceeds $1.0 billion prior to the fifth anniversary of the date of this prospectus. For purposes of this paragraph, “October Market Cap” means, with respect to any October throughout which Class A common stock is traded on a registered securities exchange, the product of the average of the daily volume weighted average trading prices of Class A common stock for each of the days in such month of October multiplied by the number of shares of common stock outstanding on the last trading day of such month of October. Once converted or transferred and converted into Class A common stock, shares of Class B common stock will not be reissued.
Other Rights and Preferences
Other than as described above, holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our charter, the board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and other provisions, any or all of which may be greater than the rights of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others, and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.
Registration Rights
Under our registration rights agreement with certain of our stockholders, based on the number of shares outstanding as of May 15, 2020, stockholders, or their transferees, have the right, under specified circumstances, to require us to register from time to time under the Securities Act up to 2,553,195 shares of Class A common stock.
The following description of the terms of the registration rights agreement is intended as a summary only and is qualified in its entirety by reference to the registration rights agreement filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
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Demand Registration Rights. Any time at least 90 days after the date of this prospectus, on no more than four occasions and no more than one occasion in any six-month period, Xinxin (Hongkong) Capital Co., Limited will have the right to request that we register with the SEC (a) on a registration statement on Form S-1, (i) all or a portion of the shares registrable under the registration rights agreement reasonably anticipated to have an aggregate offering price of at least $7,500,000 or (ii) all of the registrable shares then held by Xinxin (Hongkong) Capital Co., Limited or (b) on a registration statement on Form S-3, (i) all or a portion of the shares registrable under the registration rights agreement reasonably anticipated to have an aggregate offering price of at least $3,750,000 or (ii) all of the registrable shares then held by Xinxin (Hongkong) Capital Co., Limited. Following such a request, the other holders of registrable shares will have the right to request that we include in such registration statement all or a portion of their registrable shares. Such demand registration rights are held by Xinxin (Hongkong) Capital Co., Limited and granting demand registration rights to any other holders will require the consent of Xinxin (Hongkong) Capital Co., Limited.
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Incidental Registration Rights. If we propose to register shares of Class A common stock under the Securities Act on a form that may be used for the registration of eligible shares, the holders may request that we register all or a portion of the eligible shares they held by them.

In the event that any registration in which the holders of eligible shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of eligible shares to be included may, in specified circumstances, be limited due to market conditions. If the underwriter determines that less than all of the eligible shares proposed to be sold can be included in such offering, then eligible shares held by executive officers shall only be included in such offering if all the holders that are not executive officers are able to register all of the eligible shares proposed to be sold in such registration.
Under the registration rights agreement, we generally are required to pay all registration expenses other than underwriting discounts and selling commissions and we are required to indemnify each participating holder with respect to each registration of eligible shares that is completed.
For further information on our registration rights agreement, you should refer to the second amended and restated registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Anti-Takeover Provisions
So long as the outstanding shares of Class B common stock represent a majority of the combined voting power of common stock, the holders of Class B common stock will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.
After such time as the shares of Class B common stock no longer represent a majority of the combined voting power of common stock, the provisions of Delaware law, and our charter and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.
Delaware Law
Section 203 of the Delaware General Corporation Law prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:
•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;
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upon consummation of the transaction, which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

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subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original charter or an express provision in its charter or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Charter and Bylaw Provisions
Our charter and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company, even after such time as the shares of Class B common stock no longer represent a majority of the combined voting power of common stock, including the following:
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Separate Class B Vote for Certain Transactions. Until the first date on which the outstanding shares of Class B common stock represent less than 35% of the combined voting power of common stock, any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class B common stock voting as a separate class. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of outstanding shares of Class A and Class B common stock, voting together on a combined basis.

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Dual Class Stock. As described above in “—Common Stock—Voting Rights,” our charter provides for a dual class common stock structure, which provides certain members of our senior management with the ability to control the outcome of matters requiring stockholder approval, even if they collectively own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

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Supermajority Approvals. Our charter and bylaws provide that when the outstanding shares of Class B common stock represent less than a majority of the combined voting power of common stock, certain amendments to our charter or bylaws will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This will have the effect of making it more difficult to amend our charter or bylaws to remove or modify certain provisions.

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Board of Directors Vacancies. Our charter and bylaws provide that stockholders may fill vacant directorships. When the outstanding shares of Class B common stock represent less than a majority of the combined voting power of common stock, our charter and bylaws authorize only the board of directors to fill vacant directorships. In addition, the number of directors constituting the board is set only by resolution adopted by a majority vote of our entire board. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of the board and gaining control of the board by filling the resulting vacancies with its own nominees. Our charter provides that directors may be removed with or without cause only by the affirmative vote of the holders of at least two-thirds of the votes that all of the stockholders would be entitled to cast in any annual election of directors.

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Classified Board. The board of directors is not currently classified. Our charter and bylaws provide that when outstanding shares of Class B common stock represent less than a majority of the combined voting power of common stock, the board will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, thereafter, directors may be removed from the board with or without cause only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Class A and Class B common stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the board, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meeting of Stockholders. Our charter provides that stockholders will be able to take action by written consent. When the outstanding shares of Class B common stock represent less than a majority of the combined voting power of common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. The absence of cumulative voting may make it more difficult for stockholders who own less than a majority in voting power to elect any directors to the board of directors. Our bylaws further provide that special meetings of our stockholders may be called only by the board, the chair of the board or our chief executive officer. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority in voting power of our capital stock to take any action, including the removal of director.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.
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Issuance of Undesignated Preferred Stock. The board of directors has the authority, without further action by the stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board. The existence of authorized but unissued shares of preferred stock enables the board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum
Our charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or our charter or bylaws; any action to interpret, apply, enforce, or determine the validity of our charter or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Nasdaq Global Market
The Class A common stock is listed on the Nasdaq Global Market under the symbol “ACMR.”
PLAN OF DISTRIBUTION
We intend to issue shares of Class A common stock pursuant to this prospectus in connection with exercises of the Options. Any shares of Class A common stock that we issue and sell pursuant to this prospectus will be listed on the Nasdaq Global Market.
We will be responsible for the expenses of any such issuance, other than the aggregate exercise price of the exercise of the Options. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance.
The decision to exercise the Options must be made pursuant to each Option holder’s evaluation of his or her best interests. The board of directors does not make any recommendation to Option holders regarding whether they should exercise their Options. The shares of Class A common stock issued upon the exercise of the Options may be sold from time to time on the Nasdaq Global Market, at prices then prevailing, in negotiated transactions or otherwise; however, our affiliates may not sell shares unless the applicable conditions of Rule 144 are satisfied. The stockholders of shares of the Class A common stock obtained upon the exercise of the Options may effect these transactions by selling their shares to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from such stockholders or the purchasers of shares from whom such broker-dealer may act as agent or to whom they may sell as principal or both.
LEGAL MATTERS
The validity of the Class A common stock being offered will be passed upon for us by K&L Gates LLP, Boston, Massachusetts.
EXPERTS
BDO China Shu Lun Pan Certified Public Accountants LLP, our independent registered public accounting firm in the People’s Republic of China, has audited our consolidated financial statements at, and for the years ended, December 31, 2018 and 2019, as set forth in their report incorporated by reference herein. We have incorporated by reference herein the consolidated financial statements in reliance on said firm’s report, given on their authority as experts in accounting and auditing.

1,324,673 Shares

Class A Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following (other than the fee of the Securities and Exchange Commission, or SEC) are estimates of the expenses that the registrant may incur in connection with the issuance and sale of the securities being registered hereby. All such expenses are to be paid by the registrant.
SEC registration fee	$9,254
Accounting fees and expenses	4,200
Legal fees and expenses	15,000
Printing expenses	6,500
Total	$34,954
Item 14. Indemnification of Directors and Officers
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which the person is adjudged to be liable to the corporation.
The registrant’s charter contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The registrant’s bylaws provide that the registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided by its bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the registrant against any loss arising from any claim asserted against the person and incurred by the person in any such capacity, subject to certain exclusions.
Item 15. Recent Sales of Unregistered Securities
Set forth below is information regarding the shares of common stock and preferred stock, and options granted, by us since January 30, 2017 that were not registered under the Securities Act of 1933.
(1)	We granted stock options to purchase an aggregate of 336,671 shares of Class A common stock, with exercise prices ranging from $5.60 to $7.50 per share.
(2)	We issued an aggregate of 743,918 shares of Class A common stock pursuant to the exercise of stock options at per share exercise prices ranging from $0.75 to $3.00.
(3)	In March 2017 we issued a warrant to acquire 397,502 shares of Class A common stock for an aggregate purchase price of $2,981,265.
(4)	In March 2017 we issued 4,998,508 shares of Series E convertible preferred stock for an aggregate purchase price of $5,800,000.
(5)	In August 2017 we issued 1,119,576 shares of Class A common stock for an aggregate purchase price of $8,396,820.

(6)	In August 2017 we issued 787,098 shares of Class A common stock for an aggregate purchase price of $5,903,235.
(7)	In September 2017 we issued 133,334 shares of Class A common stock for an aggregate purchase price of $1,000,000.
(8)	In November 2017 we issued 1,333,334 shares of Class A common stock in a concurrent private placement at a price of $5.60 per share.
(9)	In November 2017 we issued warrants to acquire an aggregate of 80,000 shares of Class A common stock for an aggregate purchase price of $492,800.
(10)
In March 2018 we issued 397,502 shares of Class A common stock pursuant to an exercise of a warrant in exchange for a senior secured promissory note in the principal amount of approximately $3,000,000.

The offers, sales, grants and issuances of the securities described in paragraphs (1) and (2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, directors, bona fide consultants and advisors and received the securities under our 1998 Stock Option Plan, written compensation contracts or our 2016 Omnibus Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.
The offer, sale and issuance of the securities described in paragraphs (3) through (10) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act in that the issuance of the securities to the accredited investors did not involve a public offering. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. The recipients of the securities in these transactions were accredited investors under Rule 501 of Regulation D.
Item 16. Exhibits
(a)	Exhibits
Exhibit No.	Description
3.01	Restated Certificate of Incorporation of ACM Research, Inc., as amended
3.02	Restated Bylaws of ACM Research, Inc.
4.01	Senior Secured Promissory Note dated March 30, 2018 issued by Shengxin (Shanghai) Management Consulting Limited Partnership to ACM Research (Shanghai), Inc.
4.02	Intercompany Promissory Note dated March 30, 2018 issued by ACM Research (Shanghai), Inc. to ACM Research, Inc.
4.03	Warrant Exercise Agreement dated March 30, 2018 by and among ACM Research, Inc., ACM Research (Shanghai), Inc., and Shengxin (Shanghai) Management Consulting Limited Partnership
4.04	Second Amended and Restated Registration Rights Agreement between ACM Research, Inc. and certain of its stockholders
4.05	Form of Class A Common Stock Certificate
5.01	Opinion of K&L Gates LLP
10.01(a)	Lease dated March 22, 2017 between ACM Research, Inc. and D&J Construction, Inc.
10.01(b)	Lease Amendment dated February 28, 2018 between ACM Research, Inc. and D&J Construction, Inc.
10.01(c)	Lease Amendment dated February 4, 2019 between ACM Research, Inc. and D&J Construction, Inc.
10.02	Lease Agreement dated April 26, 2018 between ACM Research (Shanghai), Inc. and Shanghai Zhangjiang Group Co., Ltd.
10.03	Lease Agreement dated January 18, 2018 between ACM Research (Shanghai), Inc. and Shanghai Shengyu Culture Development Co., Ltd.
10.04	Securities Purchase Agreement dated March 14, 2017 by and among ACM Research, Inc., Shengxin (Shanghai) Management Consulting Limited Partnership and ACM Research (Shanghai), Inc.

Exhibit No.	Description
10.05	Securities Purchase Agreement dated March 23, 2017 between ACM Research, Inc. and Shanghai Science and Technology Venture Capital Co., Ltd., as amended
10.06	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Pudong High-Tech Investment Co., Ltd. and Pudong Science and Technology (Cayman) Co., Ltd.
10.07	Securities Purchase Agreement dated August 31, 2017 by and among ACM Research, Inc., Shanghai Zhangjiang Science & Technology Venture Capital Co., Ltd. and Zhangjiang AJ Company Limited
10.08	Ordinary Share Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi
10.09	Class A Common Stock Purchase Agreement dated September 6, 2017 by and among ACM Research, Inc., Ninebell Co., Ltd. and Moon-Soo Choi
10.10	Form of Second Amended and Restated Registration Rights Agreement to be entered into between ACM Research, Inc. and certain of its stockholders
10.11	Stock Purchase Agreement, dated October 11, 2017, by and among ACM Research, Inc., Xunxin (Shanghai) Capital Co., Limited, Xinxin (Hongkong) Capital Co., Limited and David H. Wang
10.12	Stock Purchase Agreement, dated October 16, 2017, by and between ACM Research, Inc. and Victorious Way Limited
10.13	Nomination and Voting Agreement, dated October 11, 2017, by and among Xinxin (Hongkong) Capital Co., Limited, ACM Research, Inc., David H. Wang, and the individuals named therein
10.14	Voting Agreement, dated March 23, 2017, by and among Shanghai Technology Venture Capital Co., Ltd. (also known as Shanghai Science and Technology Venture Capital Co., Ltd.) and ACM Research, Inc.
10.15	Form of Capital Increase Agreement between ACM Research, Inc. and certain investors
10.15(a)	Schedule identifying agreements substantially identical to the form of Capital Increase Agreement filed as Exhibit 10.15 hereto
10.16	Form of Agreement between ACM Research, Inc. and certain Investors
10.16(a)	Schedule identifying agreements substantially identical to the form of Agreement filed as Exhibit 10.16 hereto
10.17	Equity Purchase Agreement dated August 4, 2019 between ACM Research, Inc. and certain of its directors and executive officers and an officer affiliate
10.18	Underwriting Agreement dated August 14, 2019 between ACM Research, Inc. and Stifel, Nicolaus & Company, Incorporated as Representative of the several Underwriters
10.19
Partnership Agreement of Hefei Shixi Chanheng Integrated Circuit Industry Venture Capital Fund Partnership (LP) dated September 5, 2019 by and among Infotech National Emerging Industry Venture Investment Guidance Fund (LP), Hefei Guozheng Asset Management Co, Ltd., Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd., ACM Research (Shanghai), Inc., Hefei Tongyi Equity Investment Partnership (LP), Shenzen Waitan Technology Development Co., Ltd., and Beijing Shixi Qingliu Investment Co., Ltd.

10.20+	2016 Omnibus Incentive Plan of ACM Research, Inc.
10.20(a)+	Form of Incentive Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan
10.20(b)+	Form of Non-qualified Stock Option Grant Notice and Agreement under 2016 Omnibus Incentive Plan
10.20(c)+	Form of Restricted Stock Unit Grant Notice and Agreement under 2016 Omnibus Incentive Plan
10.21+	Form of Nonstatutory Stock Option Agreement of ACM Research, Inc.
10.22+	1998 Stock Option Plan of ACM Research, Inc.
10.22(a)+	Form of Incentive Stock Option Agreement under 1998 Stock Option Plan
10.22(b)+	Form of Non-statutory Stock Option Agreement under 1998 Stock Option Plan
10.23	Form of Indemnification Agreement entered into between ACM Research, Inc. and certain of its directors and officers
10.24+	Advisory Board Agreement dated May 1, 2016 by and between ACM Research, Inc. and Chenming Hu

Exhibit No.	Description
10.25	Line of Credit Agreement dated February 25, 2019 between ACM Research (Shanghai), Inc. and Bank of Shanghai Pudong Branch
10.26	Line of Credit Agreement dated February 19, 2019 between ACM Research (Shanghai), Inc. and Shanghai Rural Commercial Bank
10.27	Line of Credit Agreement dated January 24, 2019 between ACM Research (Shanghai), Inc. and Bank of Communications Shanghai Zhangjiang Branch
10.28	Line of Credit Agreement dated January 24, 2019 between ACM Research (Shanghai), Inc. and Bank of Communications Shanghai Zhangjiang Branch
10.29	Line of Credit Agreement dated February 19, 2019 between ACM Research (Shanghai), Inc. and Bank of Communications Shanghai Zhangjiang Branch
10.30	Line of Credit Agreement dated January 30, 2019 between ACM Research (Shanghai), Inc. and China Everbright Branch
10.31+	Letter agreement dated June 12, 2019 between ACM Research, Inc. and Mark McKechnie
10.32†‡	Employment Agreement dated January 8, 2018 between ACM Research (Shanghai), Inc and Lisa Feng
10.33	Note Assignment and Cancellation Agreement dated April 30, 2020 by and among ACM Research, Inc., ACM Research (Shanghai), Inc. and Shengxin (Shanghai) Management Consulting Limited Partnership
10.34	Share Transfer and Note Cancellation Agreement dated April 30, 2020 between ACM Research, Inc. and Shengxin (Shanghai) Management Consulting Limited Partnership
10.35†
Grant Contract for State-owned Construction Land Use Right in Shanghai City (Category of R&D Headquarters and Industrial Projects) dated as of May 7, 2020 between ACM Research (Lingang), Inc. and China (Shanghai) Pilot Free Trade Zone Lin-gang Special Area Administration

21.01	List of Subsidiaries of ACM Research, Inc.
23.01	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP
23.02	Consent of K&L Gates LLP (included in Exhibit 5.01)
24.01	Powers of Attorney (included on the signature page of the Registration Statement)
+	Indicates management contract or compensatory plan.
‡	Certain sensitive personally identifiable information in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***].
†	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6) and Item 601(b)(10).
(b)	Consolidated Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 26, 2020.
ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David H. Wang and Mark A. McKechnie, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933 to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE

/s/ David H. Wang	Chief Executive Officer, President and Chair of the Board (Principal Executive Officer)	May 26, 2020
David H. Wang

/s/ Mark A. McKechnie	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 26, 2020
Mark A. McKechnie

/s/ Haiping Dun	Director	May 26, 2020
Haiping Dun

/s/ Chenming Hu	Director	May 26, 2020
Chenming Hu

/s/ Tracy Liu	Director	May 26, 2020
Tracy Liu

Director
Yinan Xiang

Director
Zhengfan Yang